Exhibit 2.2

Execution Version

CONTRIBUTION AGREEMENT

by and among

PHILLIPS GAS COMPANY

SPECTRA ENERGY DEFS HOLDING, LLC

SPECTRA ENERGY DEFS HOLDING II, LLC

and

DCP MIDSTREAM, LLC

and, solely for the limited purposes set forth herein,

PHILLIPS 66

and

SPECTRA ENERGY CORP

dated as of

October 18, 2015

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5.7	No Other Representations or Warranties	14

ARTICLE VI COVENANTS, ETC.		14

6.1	Certain Actions	14

6.2	HSR Filing	14

6.3	Post-Closing Payments	15

6.4	Further Assurances	16

6.5	Tax Covenants	16

6.6	PSX Guaranty	18

6.7	SE Corp Guaranty	19

6.8	Appointment of Representatives and Alternate Representatives	21

6.9	Reimbursement of Sand Holding and Southern Holding	21

ARTICLE VII CONDITIONS TO CLOSING		21

7.1	Conditions to Each Party’s Obligation to Effect the Transactions	21

7.2	Conditions to the Obligation of the Spectra Parties	21

7.3	Conditions to the Obligation of PGC	22

7.4	Conditions to the Obligation of the Company	23

ARTICLE VIII CLOSING		23

8.1	Closing	23

8.2	Deliveries by the Spectra Parties	24

8.3	Deliveries by PGC	24

8.4	Deliveries by the Company	24

ARTICLE IX INDEMNIFICATION		24

9.1	Indemnification	24

9.2	Demands	25

9.3	Right to Contest and Defend	26

9.4	Cooperation	26

9.5	Right to Participate	27

9.6	Payment of Damages	27

9.7	Survival	27

9.8	Sole Remedy	27

9.9	Express Negligence Rule	27

9.10	Knowledge	28

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ARTICLE X TERMINATION		28

10.1	Events of Termination	28

10.2	Effect of Termination	28

ARTICLE XI MISCELLANEOUS		29

11.1	Expenses	29

11.2	Notices	29

11.3	Governing Law	30

11.4	Public Statements	30

11.5	Form of Payment	30

11.6	Entire Agreement; Amendments and Waivers	30

11.7	Binding Effect and Assignment	31

11.8	Severability	31

11.9	Interpretation	31

11.10	Headings, Exhibits and Schedules	31

11.11	Counterparts	31

EXHIBITS

Exhibit A	Form of Contribution and Assignment Agreement
Exhibit B	Form of Assignment and Assumption of Membership Interest Agreement (Sand Hills Conveyed Interest)
Exhibit C	Form of Assignment and Assumption of Membership Interest Agreement (Southern Hills Conveyed Interest)

SCHEDULES

Schedule 1.1(a)	Spectra Parties Knowledge Persons
Schedule 1.1(b)	PGC Knowledge Persons
Schedule 1.1(c)	Company Knowledge Persons
Schedule 3.1(c)	Liabilities

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CONTRIBUTION AGREEMENT

This Contribution Agreement (this “Agreement”) is made and entered into as of October 18, 2015 by and among Phillips Gas Company, a Delaware corporation (“PGC”), Spectra Energy DEFS Holding, LLC, a Delaware limited liability company (“Spectra Holding”), Spectra Energy DEFS Holding II, LLC, a Delaware limited liability company (“Spectra Holding II” and, together with Spectra Holding, the “Spectra Parties”), and DCP Midstream, LLC, a Delaware limited liability company (the “Company”). Phillips 66, a Delaware corporation (“PSX”), is also executing this Agreement solely for the purpose of making certain representations and warranties and agreeing to certain obligations set forth in Section 6.6, and Spectra Energy Corp, a Delaware corporation (“SE Corp”), is also executing this Agreement solely for the purpose of making certain representations and warranties and agreeing to certain obligations set forth in Section 6.7 and Section 6.9. PGC, the Spectra Parties, the Company, PSX and SE Corp are sometimes referred to in this Agreement individually as a “Party” and collectively as the “Parties.”

RECITALS:

WHEREAS, SE Corp, through wholly-owned Subsidiaries, owns 100% of the limited liability company interests in each of Spectra Holding and Spectra Holding II;

WHEREAS, (a) prior to Closing, Spectra Holding and Spectra Holding II will own 99.98% and 0.02%, respectively, of the limited liability company interests (collectively, the “Contributed Interests”) in DCP Hills Holding, LLC, a Delaware limited liability company (“Hills Holding”); (b) Hills Holding owns 100% of the limited liability company interests in each of DCP Sand Holding, LLC, a Delaware limited liability company (“Sand Holding”), and DCP Southern Holding, LLC, a Delaware limited liability company (“Southern Holding” and, together with Sand Holding, the “Hills Holding Subsidiaries”); (c) prior to Closing, Sand Holding will own a 33.335% limited liability company interest (the “Sand Hills Interest”) in DCP Sand Hills Pipeline, LLC, a Delaware limited liability company (“DCP Sand Hills”); and (d) prior to Closing, Southern Holding will own a 33.335% limited liability company interest (the “Southern Hills Interest” and, together with the Sand Hills Interest, the “Sand Hills/Southern Hills Interests”) in DCP Southern Hills Pipeline, LLC, a Delaware limited liability company (“DCP Southern Hills”); and

WHEREAS, PGC intends to contribute an amount in cash equal to $1,500,000,000 to the Company as a capital contribution, and the Spectra Parties intend to contribute the Contributed Interests to the Company as a capital contribution, each in exchange for a continuation of its respective Company Interest (as defined below), all subject to and in accordance with the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual undertakings and agreements contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person, whether directly, through one or more intermediaries or otherwise. For purposes of this Agreement, none of the Company or any of its Subsidiaries, on the one hand, shall be deemed to be an Affiliate of either SE Corp, any Spectra Party, or any of other Affiliate of SE Corp, or PSX, PGC, or any other Affiliate of PSX, on the other hand.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Calendar Quarter” means a three (3) month period ending on (a) March 31, (b) June 30, (c) September 30 or (d) December 31 of any calendar year.

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Units” has the meaning set forth in the SEP Partnership Agreement.

“Company” has the meaning set forth in the preamble to this Agreement.

“Company LLC Agreement” means that certain Second Amended and Restated Limited Liability Company Agreement of Duke Energy Field Services, LLC, dated as of July 5, 2005, by and between PGC and Spectra Holding and Spectra Holding II (as successors in interest to Duke Energy Enterprises Corporation (formerly known as Duke Energy Field Services Corporation)), as amended by the First Amendment to the July 5, 2005 Second Amended and Restated Limited Liability Company Agreement of Duke Energy Field Services, LLC, dated as of August 11, 2006, the Second Amendment to the July 5, 2005 Second Amended and Restated Limited Liability Company Agreement of DCP Midstream, LLC (formerly known as Duke Energy Field Services, LLC), dated as of February 1, 2007, the Third Amendment to the July 5, 2005 Second Amended and Restated Limited Liability Company Agreement of DCP Midstream, LLC, dated as of April 30, 2009, the Fourth Amendment to the July 5, 2005 Second Amended and Restated Limited Liability Company Agreement of DCP Midstream, LLC, dated as of November 9, 2010, and the Fifth Amendment to the July 5, 2005 Second Amended and Restated Limited Liability Company Agreement of DCP Midstream, LLC, dated as of September 9, 2014.

“Company Interest” has the meaning set forth in the Company LLC Agreement.

“Company Material Adverse Effect” means any change, circumstance, effect or condition that is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations of the Company.

“Contributed Interests” has the meaning set forth in the recitals to this Agreement.

“Contributing Parties” means the Spectra Parties and PGC, collectively.

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person (which, in the case of a publicly traded master limited partnership, means such power with respect to the general partner thereof), whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings.

“Damages” has the meaning set forth in Section 9.1(a).

“DCP Sand Hills” has the meaning set forth in the recitals to this Agreement.

“DCP Southern Hills” has the meaning set forth in the recitals to this Agreement.

“Governmental Approval” has the meaning set forth in Section 3.4.

“Governmental Authority” means (a) the United States of America or any state or political subdivision thereof within the United States of America and (b) any court or any governmental or administrative department, commission, board, bureau or agency of the United States of America or of any state or political subdivision thereof within the United States of America.

“Hills Holding” has the meaning set forth in the recitals to this Agreement.

“Hills Holding Assignment” means that certain Contribution and Assignment Agreement in substantially the form attached as Exhibit A.

“Hills Holding Subsidiaries” has the meaning set forth in the recitals to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnity Claim” has the meaning set forth in Section 9.2.

“Knowledge” or any similar phrase means (a) with respect to the Spectra Parties, the actual knowledge of the individuals listed on Schedule 1.1(a), (b) with respect to PGC, the actual knowledge of the individuals listed on Schedule 1.1(b), and (c) with respect to the Company, the actual knowledge of the individuals listed on Schedule 1.1(c).

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, obligation, cost, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated.

“Lien” means any security interest, lien, deed of trust, mortgage, pledge, charge, claim, restriction, encumbrance, Preferential Right or other similar interest or right.

“Litigation” means any claims, fines, actions, suits, demands, investigations or proceedings or any arbitration or binding dispute resolution proceeding.

“Material Adverse Effect” means any change, circumstance, effect or condition that (a) is, or could reasonably be expected to be, materially adverse to the business, financial condition, assets, liabilities or results of operations, as applicable, of Hills Holding, DCP Sand Hills or DCP Southern Hills, excluding (in each case) (i) matters that are generally industry-wide developments, and (ii) changes or effects resulting from (A) changes in law, U.S. generally accepted accounting principles, or general economic, regulatory or political conditions, or (B) the entry into or announcement of this Agreement, actions contemplated by this Agreement or the consummation of the transactions contemplated hereby, or (b) materially adversely affects, or could reasonably be expected to materially adversely affect, a Party’s ability to satisfy its obligations under this Agreement.

“Party” or “Parties” has the meaning set forth in the preamble to this Agreement.

“Permitted Liens” means (a) Liens for current Taxes that are not yet due and payable or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with U.S. generally accepted accounting principles and (b) other imperfections of title or encumbrances that, individually or in the aggregate, could not reasonably be expected to materially interfere with the ownership of the Contributed Interests or the Sand Hills/Southern Hills Interests.

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity.

“PGC Contribution” has the meaning set forth in Section 2.1(b).

“Preferential Right” means any purchase option, call option, right of first refusal, right of first option, preemptive right, restriction on transfer, subscription right or any similar right.

“PSX” has the meaning set forth in the preamble to this Agreement.

“PSX Guaranteed Obligations” has the meaning set forth in Section 6.6(a).

“Public Statements” has the meaning set forth in Section 11.4.

“Sand Hills Interest” has the meaning set forth in the recitals to this Agreement.

“Sand Hills LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of DCP Sand Hills Pipeline, LLC, dated as of September 3, 2013, by and among DCP Pipeline Holding LLC, Spectra Energy Sand Hills Holding, LLC and Phillips 66 Sand Hills LLC, as amended by that certain First Amendment dated as of January 1, 2014.

“Sand Hills/Southern Hills Interests” has the meaning set forth in the recitals to this Agreement.

“Sand Holding” has the meaning set forth in the recitals to this Agreement.

“SE Corp” has the meaning set forth in the preamble to this Agreement.

“SE Corp Guaranteed Obligations” has the meaning set forth in Section 6.7(a).

“Securities Act” has the meaning set forth in Section 3.6(a).

“SEP” means Spectra Energy Partners, LP, a Delaware limited partnership.

“SEP Partnership Agreement” means that Second Amended and Restated Agreement of Limited Partnership of SEP dated as of November 1, 2013, as amended by that certain Amendment No. 1 thereto dated as of July 2, 2015.

“Southern Hills Interest” has the meaning set forth in the recitals to this Agreement.

“Southern Hills LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of DCP Southern Hills Pipeline, LLC, dated as of September 3, 2013, by and among DCP Pipeline Holding LLC, Spectra Energy Southern Hills Holding, LLC and Phillips 66 Southern Hills LLC, as amended by that certain First Amendment dated as of March 31, 2014.

“Southern Holding” has the meaning set forth in the recitals to this Agreement.

“Spectra Holding” has the meaning set forth in the preamble to this Agreement.

“Spectra Holding II” has the meaning set forth in the preamble to this Agreement.

“Spectra Parties” has the meaning set forth in the preamble to this Agreement.

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the general partner interests of such partnership is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Survival Period” has the meaning set forth in Section 9.7.

“Tax” or “Taxes” means any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to Tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof.

“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax.

“Tax Items” has the meaning set forth in Section 6.5(a).

“Tax Proceeding” has the meaning set forth in Section 6.5(c).

“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes.

“Transaction Taxes” has the meaning set forth in Section 6.5(b).

ARTICLE II

CONTRIBUTIONS; CONSIDERATION; ASSUMPTION OF LIABILITIES

2.1 Contributions. At the Closing, on the terms and subject to the conditions of this Agreement, each of the following shall occur:

(a) Each of the Spectra Parties shall contribute, assign, transfer and convey to the Company, as a capital contribution (having an aggregate agreed value of $1,500,000,000 after giving effect to all transactions contemplated by this Agreement), the Contributed Interests owned by such Spectra Party in exchange for a continuation of its respective Company Interest, and the Company shall accept such contribution of the Contributed Interests; and

(b) PGC shall contribute to the Company, as a capital contribution, $1,500,000,000 in cash (the “PGC Contribution”) in exchange for a continuation of its Company Interest, and the Company shall accept such contribution of the PGC Contribution.

2.2 Company Interests. Following the contributions set forth in Section 2.1, the Parties agree and acknowledge that (a) Spectra Holding shall continue to own a 49.99% Company Interest, (b) Spectra Holding II shall continue to own a 0.01% Company Interest and (c) PGC shall continue to own a 50.00% Company Interest.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SPECTRA PARTIES

The Spectra Parties, jointly and severally, hereby represent and warrant to PGC and the Company that, as of the date hereof and as of the Closing:

3.1 Organization and Existence.

(a) Each Spectra Party has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. Each Spectra Party is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect on such Spectra Party.

(b) Hills Holding and the Hills Holding Subsidiaries have been duly organized and are validly existing and in good standing under the laws of the State of Delaware, with full limited liability company power and authority to own, lease and operate the properties and assets they now own, lease and operate and to carry on their respective businesses as and where such properties and assets are now owned or held and such businesses are now conducted. Hills Holding and the Hills Holding Subsidiaries are duly qualified to transact business and are in good standing as foreign entities in each other jurisdiction in which such qualification is required for the conduct of their respective businesses, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect on them. The Spectra Parties have delivered to the Company correct and complete copies of the organizational and governance documents of Hills Holding and each of the Hills Holding Subsidiaries, as amended to date. There is no pending or, to the Knowledge of the Spectra Parties, threatened action for the dissolution, liquidation or insolvency of Hills Holding or any of the Hills Holding Subsidiaries.

(c) Hills Holding is a holding company formed for the sole purpose of owning the limited liability company interests in each of the Hills Holding Subsidiaries and, since its date of formation, has not conducted any business (other than receiving and conveying Common Units), owned any assets (other than its direct ownership of the Hills Holding Subsidiaries and Common Units and its indirect ownership of the Sand Hills/Southern Hills Interests) or incurred any Liabilities. Each of the Hills Holding Subsidiaries is a holding company formed for the sole purpose of acquiring and owning its respective Sand Hills/Southern Hills Interests and, since its date of formation, has not conducted any business (other than receiving Common Units, conveying all of such Common Units to Subsidiaries of SEP, and receiving in exchange for such conveyance an assignment of its respective Sand/Southern Hills Interests), owned any assets (other than ownership of Common Units and its respective Sand Hills/Southern Hills Interests) or incurred any Liabilities other than as set forth on Schedule 3.1(c).

3.2 Authority and Approval; Enforceability. Each Spectra Party has the limited liability company power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery by each Spectra Party of this Agreement, the performance by it of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite limited liability company action of such Spectra Party. This Agreement constitutes the valid and binding obligation of each Spectra Party, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

3.3 No Conflict. This Agreement and the execution and delivery hereof by the Spectra Parties do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

(a) conflict with any of the provisions of the organizational documents of the Spectra Parties, Hills Holding, the Hills Holding Subsidiaries, DCP Sand Hills or DCP Southern Hills;

(b) conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Spectra Parties, Hills Holding or the Hills Holding Subsidiaries;

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any material indenture, mortgage, Lien, agreement, contract, commitment or instrument to which the Spectra Parties, Hills Holding or either of the Hills Holding Subsidiaries is a party or by which any of them is bound or to which any of the Sand Hills/Southern Hills Interests are subject; or

(d) result in the creation of, or afford any person the right to obtain, any material Lien on the capital stock or other equity interests, property or assets of Hills Holding, the Hills Holding Subsidiaries or the Sand Hills/Southern Hills Interests.

3.4 Consents. Except as may be required under the HSR Act, no consent, approval, license, permit, order, waiver, or authorization of, or registration, declaration, or filing with any Governmental Authority (each a “Governmental Approval”) or other person or entity is required to be obtained or made by or with respect to the Spectra Parties, Hills Holding, the Hills Holding Subsidiaries or the Sand Hills/Southern Hills Interests in connection with:

(a) the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby;

(b) the enforcement against the Spectra Parties of their respective obligations hereunder; or

(c) following the Closing, the ownership by the Company of the Contributed Interests.

3.5 Laws and Regulations; Litigation. As of the date hereof, there is no pending or, to the Knowledge of the Spectra Parties, threatened Litigation against or affecting the Spectra Parties, Hills Holding or the Hills Holding Subsidiaries, or affecting the Contributed Interests or by or before any Governmental Authority having jurisdiction over the Spectra Parties, Hills Holding or the Hills Holding Subsidiaries, that (a) would seek any injunctive relief with respect to the Spectra Parties, Hills Holding, the Hills Holding Subsidiaries, the Contributed Interests or the Sand Hills/Southern Hills Interests or (b) involves the validity or enforceability of any of its respective obligations under this Agreement or seeks to prevent or delay, or seeks damages in connection with, the consummation of the transactions contemplated hereby.

3.6 Contributed Interests.

(a) The Contributed Interests constitute 100% of the limited liability company interests in Hills Holding and have been duly authorized and validly issued and are fully paid and non-assessable. Immediately prior to Closing, the Spectra Parties will have good and valid record and beneficial title to the Contributed Interests, free and clear of any and all Liens or Taxes, except as provided or created by the limited liability company agreement or other organizational or governance documents of Hills Holding, the Securities Act of 1933, as amended (the “Securities Act”) or other applicable securities laws. The Contributed Interests are not subject to and were not issued in violation of any Preferential Right under any law or regulation applicable to such Contributed Interests, Hills Holding’s organizational documents, or any contract, arrangement or agreement to which any Spectra Party or Hills Holding is a party or to which it or any of their respective properties or assets is otherwise bound. Except as set forth in the organizational or governance documents of Hills Holding, there are no options, warrants, purchase rights, contracts, commitments or other securities exercisable or exchangeable for any equity interests of Hills Holding or any other commitments or agreements providing for the issuance of additional equity interests in Hills Holding, or for the repurchase or redemption of the Contributed Interests, or any agreements of any kind which may obligate Hills Holding to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests. Immediately following the Closing, the Company will have good and valid record and beneficial title to such Contributed Interests, free and clear of any Liens, except as provided or created by the limited liability company agreement or other organizational or governance documents of Hills Holding, the Securities Act, or other applicable securities laws.

(b) Hills Holding has good and valid record and beneficial title to 100% of the limited liability company interests in each of the Hills Holding Subsidiaries, free and clear of any and all Liens or Taxes, except as provided or created by the limited liability company agreement or other organizational or governance documents of the Hills Holding Subsidiaries, DCP Sand Hills, or DCP Southern Hills, or the Securities Act or other applicable securities laws. Such limited liability company interests have been duly authorized and validly issued and are fully paid and non-assessable. None of the limited liability company interests in any of the Hills Holding Subsidiaries are subject to or were issued in violation of any Preferential Right under any law or regulation applicable to such limited liability company interests, the organizational documents of the Hills Holding Subsidiaries, or any contract, arrangement or agreement to which any Spectra Party, Hills Holding or any Hills Holding Subsidiary is a party or to which it or any of their respective properties or assets is otherwise bound.

(c) Immediately prior to Closing, Sand Holding and Southern Holding will have good and valid record and beneficial title to the Sand Hills Interest and the Southern Hills Interest, respectively, free and clear of any and all Liens or Taxes, except as provided or created by the limited liability company agreement or other organizational or governance documents of Sand Holding or Southern Holding, the Sand Hills LLC Agreement, the Southern Hills LLC Agreement or the Securities Act or other applicable securities laws. Except as set forth in the Sand Hills LLC Agreement or the Southern Hills LLC Agreement, as applicable, the Sand

Hills/Southern Hills Interests are not subject to (except as provided by the Securities Act or other applicable securities laws) and were not issued in violation of any Preferential Right under any law or regulation applicable to such limited liability company interests, the organizational documents of DCP Sand Hills or DCP Southern Hills, or any contract, arrangement or agreement to which any Spectra Party, Hills Holding, any of the Hills Holding Subsidiaries, DCP Sand Hills or DCP Southern Hills is a party or to which it or any of their respective properties or assets is otherwise bound.

3.7 Brokerage Arrangements. None of the Spectra Parties nor any of their respective Affiliates has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate PGC, the Company or any of their respective Affiliates to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

3.8 Taxes.

(a) All Tax Returns that are required to be filed by or with respect to Hills Holding or the Hills Holding Subsidiaries on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.

(b) All Taxes due and payable (whether or not shown on any Tax Return) by or with respect to Hills Holding or the Hills Holding Subsidiaries have been fully paid and all deficiencies asserted or assessments made with respect to such Taxes have been paid in full or properly accrued for by Hills Holding or the appropriate Hills Holding Subsidiary.

(c) No examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 3.8(a) or any Taxes with respect to Hills Holding or the Hills Holding Subsidiaries is currently pending or has been proposed in writing or has been threatened.

(d) No waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes with respect to Hills Holding or the Hills Holding Subsidiaries or any Tax Returns by or with respect to Hills Holding or the Hills Holding Subsidiaries.

(e) Hills Holding and each of the Hills Holding Subsidiaries is, and has been since its respective inception, properly classified as an entity disregarded as separate from its owner for U.S. Federal income Tax purposes.

3.9 No Other Representations or Warranties. The Spectra Parties make no other express or implied representation or warranty with respect to Hills Holding, the Hills Holding Subsidiaries, the Contributed Interests, the Sand Hills/Southern Hills Interests or the transactions contemplated by this Agreement, and disclaim any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PGC

PGC hereby represents and warrants to the Spectra Parties and the Company that, as of the date hereof and as of the Closing:

4.1 Organization and Existence. PGC has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own, lease and operate the properties and assets it now owns, leases and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. PGC is duly qualified to transact business and is in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Material Adverse Effect on PGC.

4.2 Authority and Approval; Enforceability. PGC has the corporate power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery by PGC of this Agreement, the performance by it of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite corporate action of PGC. This Agreement constitutes the valid and binding obligation of PGC, enforceable against PGC in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3 No Conflict. This Agreement and the execution and delivery hereof by PGC do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

(a) conflict with any of the provisions of the certificate of incorporation or bylaws of PGC;

(b) conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to PGC;

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any material indenture, mortgage, Lien or material agreement, contract, commitment or instrument to which PGC is a party or by which it is bound; or

(d) result in the creation of, or afford any person the right to obtain, any material Lien on the capital stock or other equity interests, property or assets of PGC.

4.4 Consents. Except as may be required under the HSR Act, no Governmental Approval or consent or approval of any other person or entity is required to be obtained or made by or with respect to PGC in connection with:

(a) the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby; or

(b) the enforcement against PGC of its obligations hereunder.

4.5 Laws and Regulations; Litigation. As of the date hereof, there is no pending or, to PGC’s Knowledge, threatened Litigation against or affecting PGC or by or before any Governmental Authority having jurisdiction over PGC that (a) would seek any injunctive relief with respect to PGC or (b) involves the validity or enforceability of any of its respective obligations under this Agreement or seeks to prevent or delay, or seeks damages in connection with, the consummation of the transactions contemplated hereby.

4.6 Brokerage Arrangements. Neither PGC nor any of its Affiliates has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate the Spectra Parties, the Company or any of their respective Affiliates to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

4.7 No Other Representations or Warranties. PGC makes no other express or implied representation or warranty with respect to the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to the Spectra Parties and PGC that as of the date hereof and as of the Closing:

5.1 Organization and Existence. The Company has been duly organized and is validly existing and in good standing under the laws of the State of Delaware, and has all limited liability company power and authority to own the Contributed Interests. The Company is duly qualified to transact business as a limited liability company and is in good standing in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing does not have a Company Material Adverse Effect or a Material Adverse Effect on the Company.

5.2 Authority and Approval; Enforceability. The Company has the requisite power and authority to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform all the terms and conditions hereof to be performed by it. The execution and delivery by the Company of this Agreement, the performance by it of all the terms and conditions hereof to be performed by it and the consummation of the transactions contemplated hereby have been duly authorized and approved by all requisite action of the

Company. This Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

5.3 No Conflict. This Agreement and the execution and delivery hereof by the Company do not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not:

(a) conflict with any of the provisions of the organizational documents of the Company;

(b) conflict with any provision of any law or administrative regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to the Company;

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any material indenture, mortgage, lien or material agreement, contract, commitment or instrument to which the Company is a party or by which it is bound; or

(d) result in the creation of, or afford any person the right to obtain, any material Lien on the capital stock or other equity interests, property or assets of the Company.

5.4 Consents. Except as may be required under the HSR Act, no Governmental Approval or consent or approval of any other person or entity is required to be obtained or made by or with respect to the Company in connection with:

(a) the execution, delivery, and performance of this Agreement or the consummation of the transactions contemplated hereby; or

(b) the enforcement against the Company of its obligations hereunder.

5.5 Laws and Regulations; Litigation. As of the date hereof, there is no pending or, to the Company’s Knowledge, threatened Litigation against or affecting the Company or by or before any Governmental Authority having jurisdiction over the Company that (a) would seek any injunctive relief with respect to the Company or (b) involves the validity or enforceability of any of its respective obligations under this Agreement or seeks to prevent or delay, or seeks damages in connection with, the consummation of the transactions contemplated hereby.

5.6 Brokerage Arrangements. Neither Company nor any of its Affiliates has entered, directly or indirectly, into any agreement with any person, firm or corporation that would obligate any of the Spectra Parties, PGC or any of their respective Affiliates to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement or the transactions contemplated hereby.

5.7 No Other Representations or Warranties. The Company makes no other express or implied representation or warranty with respect to the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE VI

COVENANTS, ETC.

6.1 Certain Actions.

(a) After the date of this Agreement, the Spectra Parties will (i) take all actions to acquire the Contributed Interests from a wholly-owned Subsidiary of SE Corp, and (ii) take all actions to cause the Hills Holding Subsidiaries to acquire the Sand Hills/Southern Hills Interests from SEP.

(b) From and after the Spectra Parties’ indirect acquisition of the Sand Hills/Southern Hills Interests and until the Closing, the Spectra Parties covenant and agree that:

(i) without the prior written consent of PGC and the Company, the Spectra Parties will not, and will not permit Hills Holding or any of the Hills Holding Subsidiaries to, sell, transfer, assign, convey or otherwise dispose of any of the Contributed Interests, any of the limited liability company interests in the Hills Holding Subsidiaries or any of the Sand Hills/Southern Hills Interests;

(ii) the Spectra Parties will not, and will not permit Hills Holding or any of the Hills Holding Subsidiaries to, permit any Lien to be imposed on the Contributed Interests, any of the limited liability company interests in the Hills Holding Subsidiaries or any of the Sand Hills/Southern Hills Interests, other than Permitted Liens; and

(iii) the Spectra Parties will not permit Hills Holding or any of the Hills Holding Subsidiaries to conduct any business (other than Hills Holding’s ownership of the limited liability company interests in the Hills Holding Subsidiaries and the Hills Holding Subsidiaries’ ownership of the limited the Sand Hills/Southern Hills Interests), acquire any assets or incur any Liabilities.

6.2 HSR Filing. If required by law, each Party shall file or shall cause its applicable Affiliates to file, within three (3) business days after the date hereof, with the United States Department of Justice and the United States Federal Trade Commission the Notification and Report Form required to be filed by such Party or its Affiliates under the HSR Act concerning the transactions contemplated hereby, and shall request early termination of the waiting period under the HSR Act. The Parties hereby agree that they will promptly comply with any request by the Department of Justice or the Federal Trade Commission for additional documents or information, and will use commercially reasonable efforts to ensure that such waiting period shall expire, or that clearance will be obtained, as soon as practicable after the date of this Agreement; provided, however, that nothing in this Agreement shall require any Party to sell or otherwise dispose of, to hold separate and agree to sell or otherwise dispose of, or to limit, change, or undertake any obligations with respect to all or any asset, relationship, contract, business or operations of that Party or its Affiliates, the Contributed Interests, the Sand Hills Interest, the Southern Hills Interest, or of DCP Sand Hills or DCP Southern Hills and their respective Affiliates. With respect to the transactions contemplated under this Agreement, each Party shall promptly inform the other Parties of any material communication received by such Party from either agency regarding the transactions contemplated by this Agreement; shall review and discuss in advance, and consider in good faith the views of the other Parties in connection with, any proposed written or material oral communication with either agency (which, at the reasonable request of the other Parties, shall be limited to such Party’s counsel); shall not participate in any meeting with either agency unless such Party first consults with the other Parties in advance, and to the extent permitted by such agency, gives the other Parties the opportunity to be present thereat; and shall not agree to any voluntary extension of any statutory deadline or waiting period or to any voluntary delay of the consummation of the transaction at the behest of either agency without the written consent of the other Parties. The Company shall reimburse PGC or its applicable Affiliate for all filing fees under the HSR Act, but each Party shall bear its own costs for the preparation of any filing. The Company shall pay PGC or its applicable Affiliate the reimbursement amount due under this Section 6.2 within three business days after receipt of written notice (together with reasonable proof of payment) from PGC or its applicable Affiliate.

6.3 Post-Closing Payments.

(a) If the Closing occurs, the Company agrees to pay to SEP (to an account designated by the Spectra Parties prior to such payment) within three business days of the date on which DCP Sand Hills or DCP Southern Hills, as applicable, pays its quarterly cash distribution to its members with respect to the fourth Calendar Quarter of 2015, a cash payment equal to the product of (i) the aggregate amount of cash distributions SEP (through its wholly-owned Subsidiaries Spectra Energy Sand Hills Holding, LLC and Spectra Energy Southern Hills Holding, LLC) would have received from DCP Sand Hills or DCP Southern Hills, as applicable, with respect to the Sand Hills Interest or the Southern Hills Interest, as applicable, if the Closing would have occurred after the payment date for DCP Sand Hills’ or DCP Southern Hills’, as applicable, quarterly cash distribution to its members with respect to the fourth Calendar Quarter of 2015, and (ii) the quotient of (1) the number of days in the period beginning on October 1, 2015 and ending on and including the Closing Date and (2) the total number of days in the fourth Calendar Quarter of 2015.

(b) If any demand is made on the Spectra Parties or any of their respective Affiliates after Closing to pay any invoice or other obligation contracted or incurred in connection with the ownership of Hills Holding, the Hills Holdings Subsidiaries or the Contributed Interests on or after the Closing, the Company shall be responsible for the same. If any demand is made on the Company or any of its Subsidiaries to pay any invoice or other obligation contracted or incurred in connection with the ownership of Hills Holding, the Hills Holding Subsidiaries or the Contributed Interests prior to the Closing, the Spectra Parties shall be responsible for the same except to the extent that such invoice or obligation relates to those obligations set forth on Schedule 3.1(c).

6.4 Further Assurances. The Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things reasonably necessary or appropriate to make effective the transactions contemplated hereby, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as any Party may reasonably be requested to take by another Party from to time to time, consistent with the terms of this Agreement, in order to effectuate the provisions and purposes of this Agreement and transactions contemplated hereby.

6.5 Tax Covenants.

(a) Allocation of Income. For purposes of allocating the income, gains, losses and deductions (“Tax Items”) of DCP Sand Hills and DCP Southern Hills related to the Sand Hills/Southern Hills Interests between the Spectra Parties and the Company, all such items shall be allocated as if the taxable year and the books and records of DCP Sand Hills and DCP Southern Hills closed on the Closing Date, in accordance with Treasury regulations Section 1.706-1(c)(2); provided that, for the purpose of allocating Tax Items for the month that includes the Closing Date, the closing of the books shall be determined using a daily pro-ration based on the number of days from the beginning of the month through the Closing Date. All Tax Items properly allocable to the Sand Hills/Southern Hills Interests and attributable to the portion of the year that ends on the Closing Date shall be allocated to the Spectra Parties, and all Tax Items properly allocable to the Sand Hills/Southern Hills Interests and attributable to the portion of the year that begins after the Closing Date shall be allocated to the Company.

(b) Transaction Taxes. All sales, use, transfer, filing, registration, business and occupation and similar Taxes arising from or associated with the transactions contemplated by this Agreement (“Transaction Taxes”), other than Taxes based on income, shall be borne by the Spectra Parties. To the extent under applicable law the transferee is responsible for filing Tax Returns in respect of Transaction Taxes, the Company shall prepare and file all such Tax Returns. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes.

(c) Cooperation. Each of the Parties shall cooperate fully, and cause its respective Affiliates to cooperate fully, as and to the extent reasonably requested by any other Party, to accomplish the apportionment of income described pursuant to Section 6.5(a), requests for the provision of any information or documentation within the knowledge or possession of such Party or its Affiliates as reasonably necessary to facilitate compliance with financial reporting obligations arising under ASC 740 (formerly FASB Statement No. 109) (including compliance with FIN 48) promulgated by the Financial Accounting Standards Board, and any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon any other Party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Spectra Parties will use their respective commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Sand Hills/Southern Hills Interests and relating to any taxable period beginning before the Closing Date until the later of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. The Company and the Spectra Parties each agree, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

(d) Other Tax Matters.

(i) The Parties agree that for U.S. federal income tax purposes, (A) the transactions described in Section 2.1 will be treated as (1) a contribution by the Spectra Parties of the Sand Hills/Southern Hills Interests to the Company and (2) a contribution by PGC of cash to the Company, pursuant to Section 721(a) of the Code, and (B) any payments made pursuant to Section 6.3(a) will be treated as distributions pursuant to Section 731 of the Code to Spectra Energy Sand Hills Holding, LLC and Spectra Energy Southern Hills Holding, LLC, respectively, from DCP Sand Hills and DCP Southern Hills with respect to the Sand Hills Interest and Southern Hills Interest for the time which Spectra Energy Sand Hills Holding, LLC and Spectra Energy Southern Hills Holding, LLC, respectively, was a member of DCP Sand Hills and DCP Southern Hills, respectively. The Parties shall file all Tax Returns in a manner consistent with this treatment and shall not take any position that is inconsistent therewith.

(ii) Notwithstanding any provision of the Company LLC Agreement to the contrary, the Parties agree that, with respect to the Sand Hills/Southern Hills Interests being contributed by the Spectra Parties to the Company pursuant to this Agreement, for U.S. federal, state and local income Tax purposes, items of income, gain, loss, deduction or credit shall be allocated to the Members (as such term is defined in the Company LLC Agreement) of the Company in accordance with the allocations of the corresponding items (if any) for Capital Account (as such term is defined in the Company LLC Agreement) purposes, except that items with respect to which there is a difference between Tax basis and Book Value (as such term is defined in the Company LLC Agreement) will be allocated (1) in accordance with Section 704(c) of the Code and the Treasury regulations promulgated thereunder using the “remedial method” described in Treasury regulations Section 1.704-3(d) and (2) in a manner that is consistent with the aggregate concept of partnership taxation shall be applied by the Company in which the Company is treated as owning directly its proportionate share of all assets owned by DCP Sand Hills and DCP Southern Hills rather than equity interests in DCP Sand Hills and DCP Southern Hills.

(iii) The Parties agree that: (A) the transfer of the Sand Hills/Southern Hills Interests to Sand Holding and Southern Holding, respectively, from Spectra Energy Sand Hills Holding, LLC and Spectra Energy Southern Hills Holding, LLC, respectively, will result in a constructive termination of each of DCP Sand Hills and DCP Southern Hills under Section 708(b)(1)(B) of the Code; (B) with respect to each of DCP Sand Hills and DCP Southern Hills, Spectra Energy Sand Hills Holding, LLC and Spectra Energy Southern Hills Holding, LLC, respectively, are each treated as a “Terminating Member” (as that term is defined in Section 5.6(a) of the Sand Hills LLC Agreement and Section

5.6(a) of the Southern Hills LLC Agreement, respectively); (C) the obligations of a Terminating Member arise as set forth in Section 5.6 of the Sand Hills LLC Agreement and Section 5.6 of the Southern Hills LLC Agreement, respectively; (D) Sand Holding has assumed all obligations of Spectra Energy Sand Hills Holding, LLC as such Terminating Member pursuant to item 4 of Schedule 3.1(c) and the Company will cause Sand Holding to make the resulting payment under such Section 5.6(a) to Phillips 66 Sand Hills LLC and DCP Pipeline Holding LLC in accordance with Sections 5.6(b) and 5.6(c) of the Sand Hills LLC Agreement; and (E) Southern Holding has assumed all obligations of Spectra Energy Southern Hills Holding, LLC as such Terminating Member pursuant to item 5 of Schedule 3.1(c) and the Company will cause Southern Holding to make the resulting payment under such Section 5.6(a) to Phillips 66 Southern Hills LLC and DCP Pipeline Holding LLC in accordance with Sections 5.6(b) and 5.6(c) of the Southern Hills LLC Agreement.

6.6 PSX Guaranty.

(a) PSX hereby unconditionally and irrevocably guarantees to and for the benefit of the Company and the Spectra Parties the due, punctual and full performance by PGC of PGC’s obligations under this Agreement, including payment of the PGC Contribution as and when due under this Agreement (the “PSX Guaranteed Obligations”); provided, however, that in no event shall PSX’s aggregate Liability under this Section 6.6 exceed $1,500,000,000.

(b) The guaranty under this Section 6.6 is an absolute, unconditional, present and continuing guaranty of payment and performance, and not of collection, of the PSX Guaranteed Obligations. PSX acknowledges and agrees that a separate action or actions may be brought against PSX to enforce its obligations under this Section 6.6. At the option of the Company or any Spectra Party and upon notice to PSX, PSX may be joined in any action or proceeding commenced by the Company or a Spectra Party against PGC in respect of the PSX Guaranteed Obligation, and recovery may be had against PSX in such action or proceeding or any independent action or proceeding against PSX, without any requirement that the Company or a Spectra Party first assert, prosecute or exhaust any remedy or claim against PGC. PSX’s obligations hereunder shall, to the fullest extent permitted by Law, be unaffected by any event of bankruptcy, reorganization or insolvency with respect to PGC; by amendment, supplement, reformation or other modification of this Agreement or any other agreement, document or instrument relating hereto, or any PSX Guaranteed Obligation; by the Company’s or any Spectra Party’s exercise or non-exercise or delay in exercising of any rights under this Agreement or any other agreement, document or instrument relating hereto; by the permitted assignment or transfer of this Agreement or any other agreement, document or instrument relating hereto in whole or in part; or by the absence of any notice to, or knowledge by, PSX of the existence of any of the foregoing matters or events.

(c) PSX hereby irrevocably, unconditionally and expressly waives, and agrees that it shall not at any time assert any claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption Laws, any bankruptcy, insolvency or similar proceedings, or exemption, whether now or any time hereafter in force, which may delay, prevent or otherwise affect the performance by PSX of its obligations under this Section 6.6. PSX also hereby irrevocably, unconditionally and expressly waives all notices, promptness, diligence, presentment, demand and protest of every kind and any requirement that the Company or a Spectra Party exhaust any rights or first proceed against PGC or any other Person.

(d) PSX’s guaranty under Section 6.6(a) shall automatically terminate upon the earliest to occur of (i) performance in full of the PSX Guaranteed Obligations, (ii) termination of this Agreement in accordance with Section 10.1 and (iii) the second (2nd) anniversary of the Closing Date.

(e) PSX hereby represents and warrants to the Company and the Spectra Parties that: (i) PSX is validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to enter into this Agreement and perform the terms and conditions of this Section 6.6; (ii) the execution, delivery and performance of this Agreement has been duly and validly authorized and approved by all requisite action on the part of PSX; (iii) this Agreement has been duly and validly executed and delivered by PSX and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law); and (iv) the execution and delivery of this Agreement by PSX does not violate or conflict with any provision of the organizational Documents of PSX or violate any Law applicable to PSX, or require any filing with, material consent, approval, authorization of, or notice to any Governmental Authority (other than filings that may be required under the Securities and Exchange Act of 1934) or any other third party.

6.7 SE Corp Guaranty.

(a) SE Corp hereby unconditionally and irrevocably guarantees to and for the benefit of the Company and PGC the due, punctual and full performance by the Spectra Parties of the Spectra Parties’ obligations under this Agreement, including the transfer of the Contributed Interests to the Company and the indirect transfer of the Sand Hills/Southern Hills Interests to the Company as and when due under this Agreement (the “SE Corp Guaranteed Obligations”); provided, however, that in no event shall SE Corp’s aggregate Liability under this Section 6.7 exceed $1,500,000,000.

(b) The guaranty under this Section 6.7 is an absolute, unconditional, present and continuing guaranty of payment and performance, and not of collection, of the SE Corp Guaranteed Obligations. SE Corp acknowledges and agrees that a separate action or actions may be brought against SE Corp to enforce its obligations under this Section 6.7. At the option of the Company or PGC and upon notice to SE Corp, SE Corp may be joined in any action or proceeding commenced by the Company or PGC against the Spectra Parties in respect of the SE Corp Guaranteed Obligations, and recovery may be had against SE Corp in such action or proceeding or any independent action or proceeding against SE Corp, without any requirement that the Company or PGC first assert, prosecute or exhaust any remedy or claim against the Spectra Parties. SE Corp’s obligations under this Section 6.7 shall, to the fullest extent permitted by Law, be unaffected by any event of bankruptcy, reorganization or insolvency with respect to the Spectra Parties; by amendment, supplement, reformation or other modification of this

Agreement or any other agreement, document or instrument relating hereto, or any SE Corp Guaranteed Obligations; by the Company’s or PGC’s exercise or non-exercise or delay in exercising of any rights under this Agreement or any other agreement, document or instrument relating hereto; by the permitted assignment or transfer of this Agreement or any other agreement, document or instrument relating hereto in whole or in part; or by the absence of any notice to, or knowledge by, SE Corp of the existence of any of the foregoing matters or events.

(c) SE Corp hereby irrevocably, unconditionally and expressly waives, and agrees that it shall not at any time assert any claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption Laws, any bankruptcy, insolvency or similar proceedings, or exemption, whether now or any time hereafter in force, which may delay, prevent or otherwise affect the performance by SE Corp of its obligations hereunder. SE Corp also hereby irrevocably, unconditionally and expressly waives all notices, promptness, diligence, presentment, demand and protest of every kind and any requirement that the Company or PGC exhaust any rights or first proceed against the Spectra Parties or any other Person.

(d) SE Corp’s guaranty under Section 6.7(a) shall automatically terminate upon the earliest to occur of (i) performance in full of the SE Corp Guaranteed Obligations, (ii) termination of this Agreement in accordance with Section 10.1 and (iii) the second (2nd) anniversary of the Closing Date.

(e) SE Corp hereby represents and warrants to the Company and PGC that: (i) SE Corp is validly existing and in good standing under the Laws of the State of Delaware and has the requisite power and authority to enter into this Agreement and perform the terms and conditions of this Section 6.7; (ii) the execution, delivery and performance of this Agreement has been duly and validly authorized and approved by all requisite action on the part of SE Corp; (iii) this Agreement has been duly and validly executed and delivered by SE Corp and constitutes its valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, rehabilitation, liquidation, preferential transfer, moratorium and similar Laws now or hereafter affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at equity or law); and (iv) the execution and delivery of this Agreement by SE Corp does not violate or conflict with any provision of the organizational Documents of SE Corp or violate any Law applicable to SE Corp, or require any filing with, material consent, approval, authorization of, or notice to any Governmental Authority (other than filings that may be required under the Securities and Exchange Act of 1934) or any other third party.

6.8 Appointment of Representatives and Alternate Representatives. Notwithstanding any provision of the Sand Hills LLC Agreement, the Southern Hills LLC Agreement, the Company LLC Agreement or any organizational document of Hills Holding or any of the Hills Holding Subsidiaries to the contrary, the Company shall not, and shall cause Hills Holding and each of the Hills Holding Subsidiaries not to, appoint any “Representative” or any “alternate Representative” pursuant to Section 3.3 of the Sand Hills LLC Agreement or the Southern Hills LLC Agreement, respectively, without the prior approval of the Company Board (as defined in the Company LLC Agreement).

6.9 Reimbursement of Sand Holding and Southern Holding. Notwithstanding any other provision of this Agreement, including Section 6.3(b), SE Corp hereby agrees to reimburse Sand Holding and Southern Holding for the full amount of the payments referenced in Section 6.5(d)(iii)(D) and Section 6.5(d)(iii)(E), respectively, and shall pay Sand Holding or Southern Holding, as applicable, all reimbursement amounts due under this Section 6.9 on the same day that payment is made by Sand Holding or Southern Holding, as applicable.

ARTICLE VII

CONDITIONS TO CLOSING

7.1 Conditions to Each Party’s Obligation to Effect the Transactions. The respective obligation of each Party to proceed with the Closing is subject to the satisfaction or waiver by each of the Parties (subject to applicable laws) on or prior to the Closing of all of the following conditions:

(a) all necessary filings with and consents of any Governmental Authority required for the consummation of the transactions contemplated by this Agreement shall have been made and obtained; provided, however, that, prior to invoking this condition, the invoking Party shall have used commercially reasonable efforts to make or obtain such filings and consents for which it is responsible;

(b) any applicable waiting period under the HSR Act, including any extension, shall have expired or shall have been earlier terminated; and

(c) no action or proceeding shall have been threatened or pending by any Governmental Authority (and not subsequently dismissed, or settled or otherwise terminated) against any Party or their respective Affiliates seeking to restrain or prevent the consummation of any portion of the transactions contemplated by this Agreement; and

(d) no Party shall be subject to any decree, order or injunction of a court of competent jurisdiction that prohibits the consummation of the transactions contemplated hereby and no statute, rule, regulation, order, decree or injunction enacted, entered, or issued by any Governmental Authority, or other legal restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement, shall be in effect.

7.2 Conditions to the Obligation of the Spectra Parties. The obligation of the Spectra Parties to proceed with the Closing is subject to the satisfaction or waiver by the Spectra Parties on or prior to the Closing of the following conditions:

(a) each of PGC and the Company shall have performed in all material respects the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing;

(b) the representations and warranties of PGC and the Company made in this Agreement shall be true and correct (without regard to qualifications as to materiality, Material Adverse Effect or Company Material Adverse Effect contained therein) in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

(c) the Company shall have delivered to the Spectra Parties a certificate, dated the Closing Date and signed by an authorized officer of the Company, stating that the conditions set forth in clauses (a) and (b) of this Section 7.2, as they relate to the Company, have been satisfied (other than conditions that by their nature are to be satisfied at Closing);

(d) PGC shall have delivered to the Spectra Parties a certificate, dated the Closing Date and signed by an authorized officer of PGC, stating that the conditions set forth in clauses (a) and (b) of this Section 7.2, as they relate to PGC, have been satisfied (other than conditions that by their nature are to be satisfied at Closing);

(e) PGC and the Company shall have delivered or caused the delivery of the Closing deliverables set forth in Sections 8.3 and 8.4; and

(f) between the date hereof and the Closing Date, there shall not have occurred a Company Material Adverse Effect.

7.3 Conditions to the Obligation of PGC. The obligation of PGC to proceed with the Closing is subject to the satisfaction or waiver by PGC on or prior to the Closing of the following conditions:

(a) each of the Spectra Parties and the Company shall have performed in all material respects the covenants and agreements contained in this Agreement required to be performed by them on or prior to the Closing;

(b) the representations and warranties of the Spectra Parties and the Company made in this Agreement shall be true and correct (without regard to qualifications as to materiality, Material Adverse Effect or Company Material Adverse Effect contained therein) in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

(c) each of the Spectra Parties shall have delivered to PGC a certificate, dated the Closing Date and signed by an authorized officer of such Spectra Party, stating that the conditions set forth in clauses (a) and (b) of this Section 7.3 as they relate to such Spectra Party, have been satisfied (other than conditions that by their nature are to be satisfied at Closing);

(d) the Company shall have delivered to PGC a certificate, dated the Closing Date and signed by an authorized officer of the Company, stating that the conditions set forth in clauses (a) and (b) of this Section 7.3 as they relate to the Company, have been satisfied (other than conditions that by their nature are to be satisfied at Closing);

(e) the Spectra Parties and the Company shall have delivered or caused the delivery of the Closing deliverables set forth in Sections 8.2 and 8.4; and

(f) between the date hereof and the Closing Date, there shall not have occurred a Material Adverse Effect or a Company Material Adverse Effect.

7.4 Conditions to the Obligation of the Company. The obligation of the Company to proceed with the Closing is subject to the satisfaction or waiver by the Company on or prior to the Closing of the following conditions:

(a) each of the Contributing Parties shall have performed in all material respects the covenants and agreements contained in this Agreement required to be performed by it on or prior to the Closing;

(b) the representations and warranties of the Contributing Parties made in this Agreement shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) in all material respects as of the Closing Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case as of such earlier date);

(c) each of the Spectra Parties shall have delivered to the Company a certificate, dated the Closing Date and signed by an authorized officer of such Spectra Party, stating that the conditions set forth in clauses (a) and (b) of this Section 7.4, as they relate to such Spectra Party, have been satisfied (other than conditions that by their nature are to be satisfied at Closing);

(d) PGC shall have delivered to the Company a certificate, dated the Closing Date and signed by an authorized officer of PGC, stating that the conditions set forth in clauses (a) and (b) of this Section 7.4, as they relate to PGC, have been satisfied (other than conditions that by their nature are to be satisfied at Closing); and

(e) the Contributing Parties shall have delivered or caused the delivery of the Closing deliverables set forth in Sections 8.2 and 8.3.

ARTICLE VIII

CLOSING

8.1 Closing. Subject to the terms and conditions of this Agreement and unless otherwise agreed in writing by the Parties, the closing (the “Closing”) of the transactions contemplated by this Agreement will be held at the offices of Latham & Watkins LLP, 811 Main Street, 37th Floor, Houston, Texas at 9:00 a.m., Houston, Texas time on the later of (a) October 30, 2015 and (b) the date that is three business days immediately following the date of fulfillment or waiver (in accordance with the provisions hereof) of the last to be fulfilled or waived of the conditions set forth in Sections 7.1, 7.2, 7.3 and 7.4 (other than those conditions that by their nature are to be fulfilled at the Closing, but subject to the fulfillment or waiver of such conditions). The date on which the Closing occurs is referred to as the “Closing Date.”

8.2 Deliveries by the Spectra Parties. At the Closing, the Spectra Parties will deliver (or cause to be delivered) to PGC and the Company the following:

(a) a counterpart of the Hills Holding Assignment, duly executed by Spectra Holding and Spectra Holding II;

(b) the certificates identified in Section 7.3(c), duly executed by Spectra Holding and Spectra Holding II;

(c) the certificates identified in Section 7.4(c), duly executed by Spectra Holding and Spectra Holding II; and

(d) a statement described in Treasury regulations section 1.1445-2(b)(2), certifying that each of the Spectra Parties (or its ultimate owner that is respected for U.S. federal income Tax purposes) is neither a disregarded entity nor a foreign person within the meaning of the Code and the Treasury regulations promulgated thereunder, duly executed and delivered to PGC and the Company, duly executed by SE Corp or its relevant Affiliate.

8.3 Deliveries by PGC. At the Closing, PGC will deliver (or cause to be delivered) to the Spectra Parties and the Company the following:

(a) the PGC Consideration, by wire transfer of immediately available funds to an account specified by the Company;

(b) the certificate identified in Section 7.2(d), duly executed by PGC; and

(c) the certificate identified in Section 7.4(d), duly executed PGC.

8.4 Deliveries by the Company. At the Closing, the Company will deliver (or cause to be delivered) to PGC and the Spectra Parties the following:

(a) a counterpart to the Hills Holding Assignment, duly executed by the Company;

(b) the certificate identified in Section 7.2(c), duly executed by the Company; and

(c) the certificate identified in Section 7.3(d), duly executed by the Company.

ARTICLE IX

INDEMNIFICATION

9.1 Indemnification.

(a) Indemnification by the Company. Solely for the purpose of indemnification in this Section 9.1, the representations and warranties of the Company in this Agreement shall be deemed to have been made without regard to any materiality, Material Adverse Effect, or Company Material Adverse Effect or Knowledge qualifiers. From and after the Closing Date, subject to the other provisions of this Article IX, the Company shall indemnify and hold each of the Contributing Parties, their respective Affiliates, and the respective directors, officers, employees, agents and representatives of each Contributing Party or any of its Affiliates harmless from and against any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including reasonable counsel fees and reasonable expenses of investigation, defending and prosecuting litigation (collectively, the “Damages”), suffered by such Persons as a result of, caused by, arising out of, or in any way relating to (i) any breach of a representation or warranty of the Company in this Agreement or (ii) any breach of any agreement or covenant under this Agreement on the part of the Company.

(b) Indemnification by the Spectra Parties. Solely for the purpose of indemnification in this Section 9.1, the representations and warranties of the Spectra Parties in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect or Knowledge qualifiers. From and after the Closing Date, subject to the other provisions of this Article IX, the Spectra Parties shall, jointly and severally, indemnify and hold the Company, PGC, their respective Affiliates, and the respective directors, officers, employees, agents and representatives of the Company, PGC, or any of their respective Affiliates harmless from and against any and all Damages suffered by such Persons as a result of, caused by, arising out of, or in any way relating to (A) any breach of a representation or warranty of the Spectra Parties in this Agreement or (B) any breach of any agreement or covenant in this Agreement on the part of SE Corp (with respect to Section 6.9) or any Spectra Party.

(c) Indemnification by PGC. Solely for the purpose of indemnification in this Section 9.1, the representations and warranties of PGC in this Agreement shall be deemed to have been made without regard to any materiality or Material Adverse Effect or Knowledge qualifiers. From and after the Closing Date, subject to the other provisions of this Article IX, PGC shall indemnify and hold the Spectra Parties, the Company, their respective Affiliates, and the respective directors, officers, employees, agents and representatives of the Company, each Spectra Party, or any of their respective Affiliates harmless from and against any and all Damages suffered by such Persons as a result of, caused by, arising out of, or in any way relating to (i) any breach of a representation or warranty of PGC in this Agreement or (ii) any breach of any agreement or covenant in this Agreement on the part of PGC.

9.2 Demands. Each indemnified party under this Article IX agrees that, promptly upon its discovery of facts giving rise to a claim for indemnity under the provisions of this Article IX, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any third party (such third party actions being collectively referred to herein as the “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Article IX, it will give prompt notice thereof in writing to the indemnifying party, together with a statement of such information respecting any of the foregoing as it shall have. Such notice shall include a formal demand for indemnification under this Agreement. The indemnifying party under this Article IX shall not be obligated to indemnify the indemnified party with respect to any Indemnity Claim if the indemnified party knowingly failed to notify the indemnifying party thereof in accordance with the provisions of this Agreement to the extent that knowing failure to notify actually results in material prejudice or damage to the indemnifying party with respect to the Indemnity Claim.

9.3 Right to Contest and Defend.

(a) The indemnifying party under this Article IX shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim with respect to which it is called upon to indemnify the indemnified party under the provisions of this Article IX; provided, however, that notice of the intention to so contest shall be delivered by the indemnifying party to the indemnified party within 20 days from the date of receipt by the indemnifying party of notice by the indemnified party of the assertion of the Indemnity Claim. Any such contest or defense may be conducted in the name and on behalf of the indemnifying party or the indemnified party as may be appropriate. Such contest or defense shall be conducted and prosecuted diligently to a final conclusion or settled in accordance with this Section 9.3 by reputable counsel employed by the indemnifying party and not reasonably objected to by the indemnified party, but the indemnified party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The indemnifying party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the indemnifying party will not have the authority to subject the indemnified party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense. If the indemnifying party does not elect to contest or defend any such Indemnity Claim or elects to contest or defend such Indemnity Claim but fails diligently and promptly to prosecute or settle such claim, the indemnifying party shall be bound by the result obtained with respect thereto by the indemnified party. If the indemnifying party shall have assumed the defense of an Indemnity Claim, the indemnified party shall agree to any settlement, compromise or discharge of an Indemnity Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Indemnity Claim, which releases the indemnified party completely in connection with such Indemnity Claim and which would not otherwise adversely affect the indemnified party.

(b) Notwithstanding the foregoing, the indemnifying party under this Article IX shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the indemnified party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the indemnified party which the indemnified party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the indemnifying party shall be entitled to assume the defense of the portion relating to money damages.

9.4 Cooperation. If requested by the indemnifying party, the indemnified party agrees to cooperate with the indemnifying party and its counsel in contesting any Indemnity Claim that the indemnifying party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the indemnifying party will reimburse the indemnified party for any expenses incurred by it in so cooperating. At no cost or expense to the indemnified party, the indemnifying party shall cooperate with the indemnified party and its counsel in contesting any Indemnity Claim.

9.5 Right to Participate. The indemnified party agrees to afford the indemnifying party and its counsel the opportunity to be present at, and to participate in, conferences with all persons, including Governmental Authorities, asserting any Indemnity Claim against the indemnified party or conferences with representatives of or counsel for such persons.

9.6 Payment of Damages. The indemnification required under this Article IX shall be made by periodic payments of the amount thereof during the course of the investigation or defense, within 10 days as and when reasonably specific bills are received or loss, liability, claim, damage or expense is incurred and reasonable evidence thereof is delivered. In calculating any amount to be paid by an indemnifying party by reason of the provisions of this Agreement, the amount shall be reduced by all reimbursements (including, without limitation, insurance proceeds) credited to or received by the other party related to the Damages.

9.7 Survival. The representations and warranties of the Parties contained in this Agreement and any certificate delivered pursuant hereto shall survive the Closing for 36 months following the Closing Date, except that the representations and warranties set forth in Section 3.8 (Taxes) shall survive until 90 days following the expiration of the applicable statute of limitations for assessment of the applicable Tax (the applicable period of survival of a representation or warranty being the “Survival Period”); provided, however, that, notwithstanding the expiration of any Survival Period, any obligations under Section 9.1 shall not terminate with respect to any Damages as to which the Person to be indemnified shall have given notice to the applicable indemnifying Party in accordance with Section 9.2 before the termination of the applicable Survival Period. The covenants contained in this Agreement that, by their terms, are to be performed at or prior to the Closing, shall not survive the Closing, and all covenants contained in this Agreement that, by their terms, are to be performed after the Closing, shall survive the Closing until the performance of such covenants in accordance with their terms.

9.8 Sole Remedy. After the Closing, no Party shall have liability under this Agreement or the transactions contemplated hereby except (i) as is provided in this Article IX (other than claims or causes of action arising from fraud); and (ii) with respect to PSX and its obligations under Section 6.6 and SE Corp and its obligations under Section 6.7.

9.9 Express Negligence Rule. THE INDEMNIFICATION AND ASSUMPTION PROVISIONS PROVIDED FOR IN THIS AGREEMENT HAVE BEEN EXPRESSLY NEGOTIATED IN EVERY DETAIL, ARE INTENDED TO BE GIVEN FULL AND LITERAL EFFECT, AND SHALL BE APPLICABLE WHETHER OR NOT THE LIABILITIES, OBLIGATIONS, CLAIMS, JUDGMENTS, LOSSES, COSTS, EXPENSES OR DAMAGES IN QUESTION ARISE OR AROSE SOLELY OR IN PART FROM THE GROSS, ACTIVE, PASSIVE OR CONCURRENT NEGLIGENCE, STRICT LIABILITY, OR OTHER FAULT OF ANY INDEMNIFIED PARTY. THE COMPANY AND THE CONTRIBUTING PARTIES ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND CONSTITUTES CONSPICUOUS NOTICE. NOTICE IN THIS CONSPICUOUS NOTICE IS NOT INTENDED TO PROVIDE OR ALTER THE RIGHTS AND OBLIGATIONS OF THE PARTIES, ALL OF WHICH ARE SPECIFIED ELSEWHERE IN THIS AGREEMENT.

9.10 Knowledge. Any Party’s rights under this Agreement or otherwise shall not be diminished by any investigation performed or knowledge acquired or capable of being acquired, whether before or after the date of this Agreement, regarding the accuracy or inaccuracy of any representation or warranty or the performance or non-performance of any covenant.

ARTICLE X

TERMINATION

10.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of all of the Parties;

(b) by any Party by giving written notice of termination to all other Parties if the Closing has not occurred on or before December 31, 2015, provided that the right to terminate this Agreement under this Section 10.1(b) shall not be available to a Party where the failure of such Party to fulfill its obligations under this Agreement has caused or resulted in the failure of the Closing to occur on or before December 31, 2015;

(c) by any Party by giving written notice of termination to all other Parties, without prejudice to other rights and remedies the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, or have not failed or refused to close without justification hereunder), if any other Party or its Affiliates shall have (i) materially failed to perform its covenants or agreements contained herein required to be performed by such Party or its Affiliates on or prior to the Closing Date or (ii) materially breached any of its representations or warranties contained herein; provided, however, that in the case of clauses (i) or (ii), the defaulting Party shall have a period of 30 days following written notice from a non-defaulting Party to cure any breach of this Agreement if the breach is curable; or

(d) by any Party by giving written notice of termination to all other Parties, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the Parties that prohibits or restrains any Party from consummating the transactions contemplated hereby; provided, however, that the applicable Party shall have used its commercially reasonable efforts to have any such order, writ, injunction or decree removed but it shall not have been removed within 30 days after entry by the Governmental Authority.

10.2 Effect of Termination. In the event of the termination of this Agreement by a Party as provided in Section 10.1, this Agreement shall thereafter become void except for this Section 10.2 and Section 11.2. Nothing in this Section 10.2 shall be deemed to release any Party from any liability for any breach by such Party of the terms and provisions of this Agreement or to impair any rights of any Party under this Agreement. If this Agreement is terminated by any Party pursuant to Section 10.1(c), then the defaulting Party shall reimburse the other Parties for their out-of-pocket expenses incurred in connection with the negotiation, execution and performance of this Agreement (including legal fees).

ARTICLE XI

MISCELLANEOUS

11.1 Expenses. Unless otherwise specifically provided in this Agreement, each Party shall pay its own expenses incident to this Agreement and all action taken in preparation for effecting the provisions of this Agreement.

11.2 Notices. Unless otherwise specifically provided in this Agreement, any notice, request, instruction, correspondence or other document to be given under or in relation to this Agreement shall be made in writing and shall be deemed to have been properly given if: (a) personally delivered (with written confirmation of receipt); or (b) delivered by a recognized overnight delivery service (delivery fees prepaid), in either case to the appropriate address set forth below:

If to any of the Spectra Parties, addressed to:

Spectra Energy DEFS Holding, LLC, and

Spectra Energy DEFS Holding II, LLC

c/o Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

Attention: General Counsel

Fax No.: 713-627-5536

If to PGC, addressed to:

Phillips Gas Company

c/o Phillips 66

3010 Briarpark Dr.

Houston, Texas 77042

Attention: Deputy General Counsel, Corporate

Fax No.: 832-765-0105

If to the Company, addressed to:

DCP Midstream, LLC

370 17th Street, Suite 2775

Denver, Colorado 80202

Attention: General Counsel

Fax No.: 303-633-2921

DCP Midstream, LLC

c/o Phillips 66

3010 Briarpark Dr.

Houston, Texas 77042

Attention: Deputy General Counsel, Corporate

Fax No.: 832-765-0105

DCP Midstream, LLC

c/o Spectra Energy Corp

5400 Westheimer Court

Houston, Texas 77056

Attention: General Counsel

Fax No.: 713-627-5536

Any Party may change any address to which notice is to be given to it hereunder by giving notice as provided above of such change of address to all other Parties.

11.3 Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law that would result in the application of the laws of another jurisdiction.

11.4 Public Statements. The Parties shall consult with each other and no Party shall issue any public announcement or statement with respect to the transactions contemplated hereby (“Public Statements”) without the consent of all of the other Parties, which shall not be unreasonably withheld or delayed, unless the Party desiring to make such announcement or statement, after seeking such consent from the other Parties, obtains advice from legal counsel that a public announcement or statement is required by applicable law or securities exchange regulations. The Parties shall consult with each other and use good faith efforts to issue consistent Public Statements regardless of whether consent from the other Parties is required.

11.5 Form of Payment. All payments hereunder shall be made in United States dollars and, unless the Parties making and receiving such payments shall agree otherwise or the provisions hereof provide otherwise, shall be made by wire or interbank transfer of immediately available funds on the date such payment is due to such account as the Party receiving payment may designate at least three business days prior to the proposed date of payment.

11.6 Entire Agreement; Amendments and Waivers. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between or among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other Person or entity any rights or remedies hereunder except as Article IX or Article XI contemplates or except as otherwise expressly provided herein or therein. Each Party agrees that (i) no other Party (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth in the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the exhibits and schedules hereto, and (ii) such Party has not relied upon any representation, warranty, covenant or agreement relating to this Agreement or the transactions contemplated hereby other than those referred to in clause (i) above. No amendment, supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each of the Parties. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

11.7 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned, by operation of law or otherwise, by any Party without the prior written consent of each of the other Parties.

11.8 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall meet promptly and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect and will not be affected or impaired in any way thereby.

11.9 Interpretation. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.10 Headings, Exhibits and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The exhibits and schedules referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, those exhibits and schedules are incorporated in the definition of “Agreement.”

11.11 Counterparts. This Agreement may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have duly executed this Contribution Agreement as of the date first written above.

PHILLIPS GAS COMPANY

By:	/s/ Greg G. Maxwell
Name:	Greg G. Maxwell
Title:	President

SPECTRA ENERGY DEFS HOLDING, LLC

By:	/s/ J. Patrick Reddy
Name:	J. Patrick Reddy
Title:	President

SPECTRA ENERGY DEFS HOLDING II, LLC

By:	/s/ Guy G. Buckley
Name:	Guy G. Buckley
Title:	President

DCP MIDSTREAM, LLC

By:	/s/ Wouter van Kempen
Name:	Wouter van Kempen
Title:	Chairman, President and Chief Executive Officer

[Signature pages continue]

Solely for the limited purposes of Section 6.6:

PHILLIPS 66

By:	/s/ Greg G. Maxwell
Name:	Greg G. Maxwell
Title:	Executive Vice President & CFO

Solely for the limited purposes of Section 6.7 and Section 6.9:

SPECTRA ENERGY CORP

By:	/s/ J. Patrick Reddy
Name:	J. Patrick Reddy
Title:	Chief Financial Officer

EXHIBIT A

FORM OF

CONTRIBUTION AND ASSIGNMENT AGREEMENT

THIS CONTRIBUTION AND ASSIGNMENT AGREEMENT (this “Agreement”) is entered into as of October [•], 2015, by and among Spectra Energy DEFS Holding, LLC, a Delaware limited liability company (“Spectra Holding”), Spectra Energy DEFS Holding II, LLC, a Delaware limited liability company (“Spectra Holding II” and, together with Spectra Holding, the “Spectra Parties”), and DCP Midstream, LLC, a Delaware limited liability company (the “Company”). Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the Contribution Agreement (as defined below).

RECITALS

WHEREAS, reference is made to that certain Limited Liability Company Agreement of DCP Hills Holding, LLC, dated October 8, 2015 (the “LLC Agreement”);

WHEREAS, (a) Spectra Holding and Spectra Holding II are the members of DCP Hills Holding, LLC, a Delaware limited liability company (“Hills Holding”), (b) Spectra Holding owns a 99.98% membership interest in Hills Holding (the “Spectra Holding Membership Interest”), and (c) Spectra Holding II owns a 0.02% membership interest in Hills Holding (the “Spectra Holding II Membership Interest” and, together with the Spectra Holding Membership Interest, collectively, the “Membership Interests”);

WHEREAS, reference is also made to that certain Contribution Agreement, dated as of October [•], 2015, by and among the Spectra Parties, the Company, Phillips Gas Company, a Delaware corporation, and solely for the purposes of making certain representations and warranties and agreeing to certain guarantee obligations set forth therein, Phillips 66 Company, a Delaware corporation, and Spectra Energy Corp, a Delaware corporation (the “Contribution Agreement”);

WHEREAS, pursuant to Sections 2.1(a), 8.2(a) and 8.4(a) of the Contribution Agreement, the Spectra Parties desire to contribute, assign, transfer and convey, effective as of October [•], 2015 at [•] (Central Time) (the “Effective Time”), all of their right, title and interest in and to the Membership Interests to the Company and the Company desires to accept such assignment of the Membership Interests (the “Assignment”), all in accordance with the terms and conditions set forth in this Agreement;

WHEREAS, after giving effect to the Assignment, the Company will hold all of the Membership Interests;

WHEREAS, the Company desires to agree to be bound by the terms of the LLC Agreement and to assume and agree to perform all of the Spectra Parties’ agreements and obligations existing or arising with respect to the Membership Interests from and after the Effective Time; and

WHEREAS, after giving effect to the Assignment, the Spectra Parties shall cease to be members of Hills Holding pursuant to the LLC Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereto agree as follows:

A-1

EXHIBIT A Assignment. As of the Effective Time, (a) Spectra Holding hereby irrevocably contributes, assigns, transfers, and conveys to the Company all of its right, title and interest in and to the Spectra Holding Membership Interest, together with all of its rights and obligations under or pursuant to the LLC Agreement and the Delaware Limited Liability Company Act, as amended (the “Act”), with respect to the Spectra Holding Membership Interest and (b) Spectra Holding II hereby irrevocably contributes, assigns, transfers, and conveys to the Company all of its right, title and interest in and to the Spectra Holding II Membership Interest, together with all of its rights and obligations under or pursuant to the LLC Agreement and the Act with respect to the Spectra Holding II Membership Interest.

EXHIBIT B Acceptance, Assumption and Acknowledgment. As of the Effective Time, the Company hereby (a) accepts the Spectra Parties’ assignment of the Membership Interests pursuant to Section 1, (b) acknowledges and agrees to be bound by the terms of the LLC Agreement as a member of Hills Holding and (c) assumes and agrees to perform all of the Spectra Parties’ agreements and obligations existing or arising with respect to the Membership Interests from and after the Effective Time.

EXHIBIT C Effect of Assignment. As of the Effective Time: (a) the Company shall own the Membership Interests in accordance with this Agreement; (b) the Company shall be deemed to be admitted as a member of Hills Holding and such admission shall hereby be deemed evidenced by this Agreement, and this Agreement shall be included in the books and records of Hills Holding to reflect such admission; and (c) the Spectra Parties shall cease to be members of Hills Holding and cease to have any right, title or interest in or to the Membership Interests and shall have no further obligations with respect to the Membership Interests or otherwise under the LLC Agreement.

EXHIBIT D Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of laws that would result in the application of the laws of another jurisdiction.

EXHIBIT E Further Assurances. The Company and the Spectra Parties agree to take such further action as may be necessary or appropriate to effect the purposes of this Agreement.

EXHIBIT F General. This Agreement is binding on and shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is expressly subject to the terms, provisions and limitations of the Contribution Agreement and, in the event of any conflict between the terms of this Agreement and the terms of the Contribution Agreement, the terms of the Contribution Agreement shall control. This instrument may be executed in one or more counterparts, including electronic, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile or other electronic transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

[Remainder of page intentionally left blank.]

A-2

IN WITNESS WHEREOF, the parties hereto have executed this Contribution and Assignment Agreement as of the date first above written.

SPECTRA HOLDING:

SPECTRA ENERGY DEFS HOLDING, LLC

By:
Name:
Title:

SPECTRA HOLDING II:

SPECTRA ENERGY DEFS HOLDING II, LLC

By:
Name:
Title:

THE COMPANY:

DCP MIDSTREAM, LLC

By:
Name:
Title:

[Signature Page to Contribution and Assignment Agreement]

EXHIBIT B

FORM OF

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST AGREEMENT

(SAND HILLS CONVEYED INTEREST)

THIS ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST AGREEMENT (SAND HILLS CONVEYED INTEREST) (this “Agreement”) is entered into as of [●], 2015 at [●] (Central Time) (the “Effective Time”) by and between Spectra Energy Sand Hills Holding, LLC, a Delaware limited liability company (“Assignor”), and DCP Sand Holding, LLC, a Delaware limited liability company (“Assignee”). Unless otherwise specified, capitalized terms used and not defined herein shall have the meanings ascribed to them in that certain Second Amended and Restated Limited Liability Company Agreement of DCP Sand Hills Pipeline, LLC, a Delaware limited liability company (the “Company”), dated September 3, 2013, as amended by that certain First Amendment dated as of January 1, 2014 (as so amended, the “LLC Agreement”).

W I T N E S S E T H:

WHEREAS, Assignee is an indirect, wholly-owned Subsidiary of the Parent of Assignor;

WHEREAS, Assignor is the registered and beneficial owner of membership interests in the Company representing a 33.335% membership interest (the “Company Interest”);

WHEREAS, reference is made to that certain Exchange and Redemption Agreement, dated as of October 18, 2015, by and between Spectra Energy Corp, a Delaware corporation, and Spectra Energy Partners, LP, a Delaware limited partnership (the “Exchange and Redemption Agreement”); and

WHEREAS, pursuant to Sections 2.1, 2.2 and 2.3 of the Exchange and Redemption Agreement and in accordance with Sections 5.1(d) and 5.4 of the LLC Agreement, Assignor desires to transfer, grant, convey and assign to Assignee all of Assignor’s right, title and interest in and to the Company Interest, and Assignee desires to accept such assignment from Assignor, become a party to and be bound by the terms of the LLC Agreement, and assume all of Assignor’s liabilities and obligations with respect to the Company Interest, in each case from and after the Effective Time, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1. Assignment. As of the Effective Time, Assignor hereby irrevocably transfers, grants, conveys and assigns to Assignee all of its right, title and interest in and to the Company Interest, together with all of Assignor’s rights and obligations under or pursuant to the LLC Agreement and the Delaware Limited Liability Company Act with respect to the Company Interest.

2. Acceptance, Assumption and Acknowledgement. As of the Effective Time, Assignee hereby (a) accepts Assignor’s assignment of the Company Interest pursuant to Section 1, (b) acknowledges and agrees to become a party to and be bound by the terms and conditions of the LLC Agreement as a Member of the Company, and (c) assumes and agrees to perform all of Assignor’s liabilities and obligations with respect to the Company Interest, including, without limitation, the obligation of Assignor, as the Terminating Member, to pay to Phillips 66 Sand Hills LLC and DCP Pipeline Holding LLC, as the other Members, the Damage Amount and the tax gross-up amount pursuant to Section 5.6 of the LLC Agreement, which obligations arise as a result of the transfer of the Company Interest pursuant to this Agreement.

3. Effect of Assignment. As of the Effective Time, (a) Assignee shall own the Company Interest in accordance with this Agreement; (b) Assignee shall be deemed to be admitted to the Company as the “Spectra Member” holding a 33.335% membership interest in the Company, and such admission shall hereby be deemed evidenced by this Agreement, and this Agreement shall be included in the books and records of the Company to reflect such admission; and (c) Assignor shall cease to be a Member of the Company and cease to have any right, title or interest in or to the Company Interest; provided, however, in accordance with Section 5.4 of the LLC Agreement, Assignor shall remain fully liable for the fulfillment of its obligations under the LLC Agreement to the extent such obligations accrue prior to the Effective Time.

4. Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

(b) Except as otherwise set forth in the Exchange and Redemption Agreement, all actions, suits or proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery in the State of Delaware, or, if such court does not have jurisdiction over such action, suit or proceeding, such action, suit or proceeding shall be heard and determined exclusively in any state or federal court of competent jurisdiction in Delaware. Consistent with the preceding sentence, each of Assignee and Assignor hereby (i) irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware, or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware (and the appropriate appellate courts therefrom) for the purpose of any action, suit or proceeding arising out of or relating to this Agreement, (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement may not be enforced in or by any of the above-named courts and

(iii) irrevocably consents to and grants any such court exclusive jurisdiction over the person of such parties and over the subject matter of such action, suit or proceeding and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.1 of the Exchange and Redemption Agreement or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c) EACH OF ASSIGNOR AND ASSIGNEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF ASSIGNOR AND ASSIGNEE HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 4(C).

5. Further Assurances. Assignor and Assignee agree to take such further action as may be reasonably required to effect the purposes of this Agreement.

6. No Assignment. This Agreement shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors, legal representatives and permitted assigns. Neither Assignor nor Assignee may assign any of its rights or delegate any of its obligations under this Agreement (for the avoidance of doubt, no merger or sale of securities of either Assignor or Assignee or any entity that directly or indirectly controls either Assignor or Assignee shall constitute an assignment hereunder), without the prior written consent of the other and any attempted or purported assignment in violation of this Section 6 shall be null and void.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Time.

ASSIGNOR:

SPECTRA ENERGY SAND HILLS HOLDING, LLC

By:
Name:
Title:

ASSIGNEE:

DCP SAND HOLDING, LLC

By:
Name:
Title:

Signature Page to

Assignment and Assumption of Membership Interest Agreement

(Sand Hills Conveyed Interest)

EXHIBIT C

FORM OF

ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST AGREEMENT

(SOUTHERN HILLS CONVEYED INTEREST)

THIS ASSIGNMENT AND ASSUMPTION OF MEMBERSHIP INTEREST AGREEMENT (SOUTHERN HILLS CONVEYED INTEREST) (this “Agreement”) is entered into as of [●], 2015 at [●] (Central Time) (the “Effective Time”) by and between Spectra Energy Southern Hills Holding, LLC, a Delaware limited liability company (“Assignor”), and DCP Southern Holding, LLC, a Delaware limited liability company (“Assignee”). Unless otherwise specified, capitalized terms used and not defined herein shall have the meanings ascribed to them in that certain Second Amended and Restated Limited Liability Company Agreement of DCP Southern Hills Pipeline, LLC, a Delaware limited liability company (the “Company”), dated September 3, 2013, as amended by that certain First Amendment dated as of March 31, 2014 (as so amended, the “LLC Agreement”).

W I T N E S S E T H:

WHEREAS, Assignee is an indirect, wholly-owned Subsidiary of the Parent of Assignor;

WHEREAS, Assignor is the registered and beneficial owner of membership interests in the Company representing a 33.335% membership interest (the “Company Interest”);

WHEREAS, reference is made to that certain Exchange and Redemption Agreement, dated as of October 18, 2015, by and between Spectra Energy Corp, a Delaware corporation, and Spectra Energy Partners, LP, a Delaware limited partnership (the “Exchange and Redemption Agreement”); and

WHEREAS, pursuant to Sections 2.1, 2.2 and 2.3 of the Exchange and Redemption Agreement and in accordance with Sections 5.1(d) and 5.4 of the LLC Agreement, Assignor desires to transfer, grant, convey and assign to Assignee all of Assignor’s right, title and interest in and to the Company Interest, and Assignee desires to accept such assignment from Assignor, become a party to and be bound by the terms of the LLC Agreement, and assume all of Assignor’s liabilities and obligations with respect to the Company Interest, in each case from and after the Effective Time, all in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises, the mutual covenants hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

8. Assignment. As of the Effective Time, Assignor hereby irrevocably transfers, grants, conveys and assigns to Assignee all of its right, title and interest in and to the Company Interest, together with all of Assignor’s rights and obligations under or pursuant to the LLC Agreement and the Delaware Limited Liability Company Act with respect to the Company Interest.

9. Acceptance, Assumption and Acknowledgement. As of the Effective Time, Assignee hereby (a) accepts Assignor’s assignment of the Company Interest pursuant to Section 1, (b) acknowledges and agrees to become a party to and be bound by the terms and conditions of the LLC Agreement as a Member of the Company, and (c) assumes and agrees to perform all of Assignor’s liabilities and obligations with respect to the Company Interest, including, without limitation, the obligation of Assignor, as the Terminating Member, to pay to Phillips 66 Southern Hills LLC and DCP Pipeline Holding LLC, as the other Members, the Damage Amount and the tax gross-up amount pursuant to Section 5.6 of the LLC Agreement, which obligations arise as a result of the transfer of the Company Interest pursuant to this Agreement.

10. Effect of Assignment. As of the Effective Time, (a) Assignee shall own the Company Interest in accordance with this Agreement; (b) Assignee shall be deemed to be admitted to the Company as the “Spectra Member” holding a 33.335% membership interest in the Company, and such admission shall hereby be deemed evidenced by this Agreement, and this Agreement shall be included in the books and records of the Company to reflect such admission; and (c) Assignor shall cease to be a Member of the Company and cease to have any right, title or interest in or to the Company Interest; provided, however, in accordance with Section 5.4 of the LLC Agreement, Assignor shall remain fully liable for the fulfillment of its obligations under the LLC Agreement to the extent such obligations accrue prior to the Effective Time.

11. Governing Law; Submission to Jurisdiction; Selection of Forum; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to the conflict of laws rules thereof.

(b) Except as otherwise set forth in the Exchange and Redemption Agreement, all actions, suits or proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in the Court of Chancery in the State of Delaware, or, if such court does not have jurisdiction over such action, suit or proceeding, such action, suit or proceeding shall be heard and determined exclusively in any state or federal court of competent jurisdiction in Delaware. Consistent with the preceding sentence, each of Assignee and Assignor hereby (i) irrevocably submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware, or, if such court shall not have jurisdiction, any state or federal court sitting in the State of Delaware (and the appropriate appellate courts therefrom) for the purpose of any action, suit or proceeding arising out of or relating to this Agreement, (ii) irrevocably waives, and agrees not to assert by way of motion, defense or otherwise, in any such action, suit or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action, suit or proceeding is brought in an inconvenient forum, that the venue of the action, suit or proceeding is improper, or that this Agreement may not be enforced in or by any of the above-named courts and (iii)

irrevocably consents to and grants any such court exclusive jurisdiction over the person of such parties and over the subject matter of such action, suit or proceeding and agrees that mailing of process or other papers in connection with any such action, suit or proceeding in the manner provided in Section 8.1 of the Exchange and Redemption Agreement or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof.

(c) EACH OF ASSIGNOR AND ASSIGNEE HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT. EACH OF ASSIGNOR AND ASSIGNEE HEREBY (I) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHERS HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (II) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 4(C).

12. Further Assurances. Assignor and Assignee agree to take such further action as may be reasonably required to effect the purposes of this Agreement.

13. No Assignment. This Agreement shall be binding upon and inure to the benefit of Assignor and Assignee and their respective successors, legal representatives and permitted assigns. Neither Assignor nor Assignee may assign any of its rights or delegate any of its obligations under this Agreement (for the avoidance of doubt, no merger or sale of securities of either Assignor or Assignee or any entity that directly or indirectly controls either Assignor or Assignee shall constitute an assignment hereunder), without the prior written consent of the other and any attempted or purported assignment in violation of this Section 6 shall be null and void.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Time.

ASSIGNOR:

SPECTRA ENERGY SOUTHERN HILLS HOLDING, LLC

By:
Name:
Title:

ASSIGNEE:

DCP SOUTHERN HOLDING, LLC

By:
Name:
Title:

Signature Page to

Assignment and Assumption of Membership Interest Agreement

(Southern Hills Conveyed Interest)